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                                                                    EXHIBIT 5.01

                                 August 5, 2003

Flextronics International Ltd.
36 Robinson Road, #18-01
City House
Singapore 06887

Ladies and Gentlemen:

         We have acted as United States counsel for Flextronics International Ltd., a Singapore corporation (the "Company"), with respect to Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") filed by the Company on or about August 5, 2003, with the Securities and Exchange Commission (the "COMMISSION") in connection with the Company's offer to exchange (the "EXCHANGE OFFER") $400,000,000 aggregate principal amount of its 6 1/2% Senior Subordinated Notes due 2013 (the "NEW NOTES") for $400,000,000 aggregate principal amount of its outstanding 6 1/2% Senior Subordinated Notes due 2013 (the "OLD NOTES"). The Old Notes have been, and the New Notes will be, issued pursuant to an indenture dated as of May 8, 2003 (the "INDENTURE") between the Company and J.P. Morgan Trust Company, National Association (the "TRUSTEE") in the form filed as an exhibit to the Registration Statement.

         In rendering this opinion, we have examined the Registration Statement, the Indenture, the form of the New Notes contained in the Indenture, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the Indenture has been duly authorized by all necessary corporate action by the Company and has been duly executed and delivered by the Company, and that the New Notes will have been properly executed by authorized officers of the Company or their agents.

         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinions expressed herein are not accurate.

         We are admitted to practice law in the state of California, and this opinion is rendered only with respect to, and no opinion is expressed herein concerning the application or effect of

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the laws of any jurisdiction other than, (i) the existing laws of the United
States of America, (ii) the existing laws of the state of California, and (iii) solely with respect to whether or not the New Notes are the valid and binding obligations of the Company, the existing laws of the state of New York. In rendering the opinions expressed herein relating to matters governed by the laws of the Republic of Singapore, we have relied, with your consent, solely upon the opinion of even date herewith addressed to you of Allen & Gledhill, Singapore, and our opinion is subject to the same assumptions, qualifications and limitations as are contained in such opinion.

         In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of the New Notes, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to the New Notes and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity or enforceability of the New Notes. We have also assumed for purposes of this opinion that the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore and has the corporate power and authority to issue and sell the New Notes.

         This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the New Notes:

         (a) the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

         (b) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

         (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

         (d) the effect of California, New York, and federal laws relating to usury or permissible rates of interest for loans, forebearances or the use of money.

         In addition to the foregoing, we express no opinion with respect to whether acceleration of New Notes may affect the collectibility of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

          Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof, when the New Notes are duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in accordance with the Exchange Offer as described in the Registration Statement, which shall have been declared effective by the Commission, the New Notes will be validly issued and will constitute valid and binding obligations of the Company.

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         We consent to the use of this opinion as an exhibit to the Registration
Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and, provided that the conditions set forth in this letter are satisfied, any amendments or supplements thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

         This opinion is intended solely for use in connection with the Exchange Offer pursuant to the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first above written, and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                            Very truly yours,

                                            FENWICK & WEST LLP

                                            By: /s/ David K. Michaels
                                                --------------------------------
                                                David K. Michaels, a Partner